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                                                                      Exhibit 12


                 CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

        Statement Re: Computation of Ratios of Earnings to Fixed Charges
                          (Dollar amounts in thousands)


                                                                                Years ended September 30
                                                              1996          1995         1994         1993         1992
                                                              ----          ----         ----         ----         ----
Earnings:
      Income before taxes                                 $279,834      $256,029     $118,325     $ 67,900     $116,599
      Distributed income of affiliated companies            11,173        11,699        5,638        5,988        5,766
      Add fixed charges:
          Interest on indebtedness                          41,718        35,639       41,668       44,043       41,714
          Portion of rents representative of
               the interest factor                           4,837         5,515        5,879        4,838        4,933
                                                          --------      --------     --------    ---------     --------
      Income as adjusted                                  $337,562      $308,882     $171,510     $122,769     $169,012

Fixed charges:
      Interest on indebtedness                            $ 41,718      $ 35,639     $ 41,668     $ 44,043     $ 41,714
      Capitalized interest                                       -             -            -        3,963            -
      Portion of rents representative of
          the interest factor                                4,837         5,515        5,879        4,838        4,933
                                                          --------      --------    ---------    ---------    ---------

      Total fixed charges                                 $ 46,555      $ 41,154     $ 47,547    $  48,881     $ 50,610

      Ratio of earnings to fixed charges                      7.25          7.51         3.61         2.51         3.34
                                                          ========      ========    =========    =========     ========
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